Exhibit 99.3

Introduction to the unaudited pro forma
condensed consolidated financial statements of American Midstream Partners, LP
The unaudited pro forma condensed consolidated financial statements present the impact on American Midstream Partners, LP, (collectively with its consolidated subsidiaries, the "Partnership") results of operations and financial position attributable to the acquisition of certain midstream assets from High Point Infrastructure Partners, LLC ("HPIP") pursuant to the Contribution Agreement dated as of April 15, 2013 (the “Contribution Agreement”).
Pursuant to the Contribution Agreement, HPIP contributed to the Partnership 100% of the limited liability ownership interests in certain of its subsidiaries that own midstream assets located in southern and offshore Louisiana (the "High Point System" or "High Point") along with $15 million in cash. The High Point System consists of approximately 700 miles of natural gas pipeline facilities located in Plaquemines and St. Bernard Parishes in Louisiana and offshore in the Gulf of Mexico. The consideration paid by the Partnership consisted of 5,142,857 newly issued Series A Convertible Preferred Units ("Preferred Units") in the Partnership. The $15 million in cash received, less approximately $2.5 million used to pay certain transaction expenses associated with the contribution of the High Point System, was used to repay borrowings outstanding under the Partnership's credit facility.
The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2013 and the year ended December 31, 2012 and unaudited balance sheet as of March 31, 2013 are based upon the historical consolidated financial statements of the Partnership and the historical combined financial statements of the High Point System.
The unaudited pro forma condensed balance sheet has been prepared as if High Point were acquired on March 31, 2013. The unaudited consolidated statements of operations for the three months ended March 31, 2013 and the year ended December 31, 2012 have been prepared as if High Point were acquired on January 1, 2012. The unaudited pro forma condensed consolidated statements of operations have been prepared based on the assumption that the Partnership will continue to be treated as a partnership for U.S. federal and state income tax purposes and therefore will not be subject to U.S. federal income taxes or state income taxes. The unaudited pro forma condensed consolidated statement of operations have also been prepared based on certain pro forma adjustments, as described in Note 2 - Pro forma adjustments.
The following statements of operations are qualified in their entirety by reference to and should be read in conjunction with such historical combined financial statements and related notes contained in those reports: (i) High Point Systems' audited historical financial statements as of and for the two years ended December 31, 2012 and unaudited historical financial statements as of March 31, 2013 and for the three months ended March 31, 2013 and 2012 set forth in Exhibit 99.2 of this Current Report on Form 8-K/A; (ii) the Partnership's unaudited historical consolidated financial statements set forth in its Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2013, as filed with the Securities and Exchange Commission (“SEC”); and (iii) the Partnership's audited historical consolidated financial statements set forth in its Annual Report on Form 10-K as of and for the year ended December 31, 2012 as filed with the SEC.
The pro forma adjustments reflected in the pro forma condensed consolidated statement of operations is based upon currently available information and certain assumptions and estimates; therefore, the actual effects of these transactions will differ from the pro forma adjustments. However, the Partnership's management considers the applied estimates and assumptions to provide a reasonable basis for the presentation of the significant effects of certain transactions that are expected to have a continuing impact on the Partnership. In addition, the Partnership's management considers the pro forma adjustments to be factually supportable and to appropriately represent the expected impact of items that are directly attributable to the acquisition of the High Point System by the Partnership.
The unaudited pro forma condensed statement of operations is not necessarily indicative of the results that would have occurred if the Partnership had acquired the High Point System on the dates indicated nor are they indicative of the future operating results of the Partnership.

AMERICAN MIDSTREAM PARTNERS, LP
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2013
(unaudited, in thousands)

	Partnership Historical	High Point System Historical	Pro Forma Adjustments		Partnership Pro Forma
Assets
Current assets
Cash and cash equivalents	$45	$4,117	$15,000	a	$4,162
			(15,000)	a
Accounts receivable	1,243	1,555	—		2,798
Unbilled revenue	23,028	3,169	—		26,197
Risk management assets	488	—	—		488
Other current assets	4,246	2,168	—		6,414
Total current assets	29,050	11,009	—		40,059
Property, plant and equipment, net	222,087	82,794	—		304,881
Other assets, net	5,293	$1,140	$(140)	b	6,293
Total assets	$256,430	$94,943	$(140)		$351,233
Liabilities and Partners' Capital
Current liabilities
Accounts payable	$3,644	$12	$—		$3,656
Accrued gas purchases	18,359	—	—		18,359
Accrued expenses and other current liabilities	6,213	4,940	—		11,153
Current portion of long-term debt	1,118	—	—		1,118
Total current liabilities	29,334	4,952	—		34,286
Asset retirement obligation liability	—	25,732	—		25,732
Other liabilities	8,579	—	—		8,579
Long-term debt	138,265	20,000	(12,500)	a	125,765
			(20,000)	b
Total liabilities	176,178	50,684	(32,500)		194,362
Commitments and contingencies
Partners' capital
General partner interest	603	—	—		603
Limited partner interest	71,928	—	76,619	c	148,547
Accumulated other comprehensive income	338	—	—		338
Net parent equity	—	44,259	(44,259)	d	—
Total partners' capital	72,869	44,259	32,360		149,488
Noncontrolling interests	7,383	—	—		7,383
Total liabilities and partners' capital	$256,430	$94,943	$(140)		$351,233
See accompanying notes to unaudited pro forma condensed consolidated financial statement.

AMERICAN MIDSTREAM PARTNERS, LP
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2013
(unaudited, in thousands, except earnings per unit)

	Partnership Historical	High Point System Historical	Pro Forma Adjustments		Partnership Pro Forma
Revenue	$63,521	$7,827	(1,112)		$70,236
Unrealized loss on commodity derivatives	(481)	—	—		(481)
Total revenue	63,040	7,827	(1,112)		69,755
Operating expenses:
Purchases of natural gas, NGLs and condensate	50,494	1,989	(1,112)	h	51,371
Direct operating expenses	5,143	867	—		6,010
Selling, general and administrative expenses	3,425	2,144	(342)	e	5,227
Equity compensation expense	388	—	—		388
Depreciation and accretion expense	5,678	1,239	—		6,917
Total operating expenses	65,128	6,239	(1,454)		69,913
Gain on involuntary conversion of property, plant and equipment	421	—	—		421
Operating (loss) income	(1,667)	1,588	342		263
Other expenses:
Interest expense and other, net	(1,731)	(54)	153	f	(1,624)
			8	g
Net income (loss)	$(3,398)	$1,534	$495		$(1,369)
Net income attributable to noncontrolling interests	$155				$155
Net loss attributable to the Partnership	$(3,553)				$(1,524)
General partners' interest in net loss	$(70)				$(30)
Limited partners’ interest in net loss	$(3,483)				$(1,494)
Limited partners' net loss per unit (basic and diluted)	$(0.38)				$(0.16)
Weighted average number of units used in computation of limited partners’ net loss per unit (basic and diluted)	9,167				9,167
See accompanying notes to unaudited pro forma condensed consolidated financial statement.

AMERICAN MIDSTREAM PARTNERS, LP
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2012
(unaudited, in thousands, except earnings per unit)

	Partnership Historical	High Point System Historical	Pro Forma Adjustments		Partnership Pro Forma
Revenue	$209,594	$5,184	$(437)	h	$214,341
Unrealized gain on commodity derivatives	992		—		992
Total revenue	210,586	5,184	(437)		215,333
Operating expenses:
Purchases of natural gas, NGLs and condensate	155,667	—	(437)	h	155,230
Direct operating expenses	18,202	698	—		18,900
Selling, general and administrative expenses	14,309	4,419	(3)	g	18,725
Equity compensation expense	1,783	—	—		1,783
Depreciation and accretion expense	21,414	1,242	—		22,656
Total operating expenses	211,375	6,359	(440)		217,294
Loss on involuntary conversion of property, plant and equipment	(1,021)	—	—		(1,021)
Gain on sale of assets, net	128	—	—		128
Operating loss	(1,682)	(1,175)	3		(2,854)
Other (expense) income
Interest (expense) and other income, net	(4,570)	(48)	578	f	(4,007)
			33	g
Structuring fees	—	(2,305)	—		(2,305)
Net income (loss)	$(6,252)	$(3,528)	$614		$(9,166)
Net income (loss) attributable to noncontrolling interests	$256				$256
Net income (loss) attributable to the Partnership	$(6,508)				$(9,422)
General partners' interest in net income (loss)	$(129)				$(187)
Limited partners’ interest in net income (loss)	$(6,379)				$(9,234)
Limited partners' net income (loss) per unit (basic and diluted)	$(0.70)				$(1.01)
Weighted average number of units used in computation of limited partners’ net income (loss) per unit (basic and diluted)	9,113				9,113
See accompanying notes to unaudited pro forma condensed consolidated financial statement.

Notes to the unaudited pro forma condensed consolidated financial statements of
American Midstream Partners, LP

1.	Basis of presentation
The unaudited pro forma condensed consolidated financial statements are based upon the historical consolidated financial statements of the Partnership and the historical financial statements of the High Point System. The unaudited pro forma condensed consolidated financial statements present the impact of the acquisition of the High Point System, which was described in the introduction to the unaudited pro forma condensed consolidated financial statements, on the Partnership's results of operations and financial position.

2.	Pro forma adjustments
The following adjustments for the Partnership have been prepared (i) as if the acquisition of the High Point System occurred on January 1, 2012 in the case of the unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2013 and the year ended December 31, 2012 and (ii) as if the acquisition of the High Point Assets occurred on March 31, 2013 in the case of the unaudited pro forma condensed consolidated balance sheet:

a.
HPIP contributed $15 million in cash to the Partnership along with the High Point System. The $15 million, less approximately $2.5 million of transaction costs related to the contribution, was used to pay down borrowings outstanding under the Partnership's revolving credit facility.

b.	The elimination of long term debt and related debt issuance costs not acquired by the Partnership as well as the related commitment fees incurred by High Point.

c.	The value of consideration contributed to the Partnership, includes the historical cost of the High Point net assets acquired and the pay down of debt by the Partnership.

d.	The elimination of net parent equity of High Point.

e.	The elimination of transaction costs related to the contribution of the High Point System.

f.
The elimination of interest expense due to the pay down of approximately $14.1 million of borrowings under the Partnership's revolving credit facility which had a weighted average borrowing rate of 4.34% for the three months ended March 31, 2013 and 4.09% for the year ended December 31, 2012.

g.	The elimination of interest expense and amortization of deferred financing costs related to the High Point credit facility not acquired by the Partnership.

h.	The elimination of transactions recorded as revenue and purchases of natural gas, NGLs and condensate between the Partnership and High Point.

3.	Pro forma net income (loss) per limited common and general partner unit
Net income (loss) is allocated to the general partner and the limited partners (common unit holders) in accordance with their respective ownership percentages, after giving effect to incentive distributions paid to the general partner. Basic and diluted net income (loss) per limited partner common unit is calculated by dividing limited partners' interest in net income (loss) by the weighted average number of outstanding limited partner common units during the period.
The Preferred Units and unvested share-based payment awards that contain non-forfeitable rights to distributions (whether paid or unpaid) are classified as participating securities and are included in our computation of basic and diluted net income per limited partner unit. For the year ended December 31, 2012 and three months ended March 31, 2013, 5,142,857 of the Preferred Units in connection with the contribution from HPIP were excluded from the diluted average shares due to an anti-dilutive effect.
We compute earnings per unit using the two-class method. The two-class method requires that securities that meet the definition of a participating security be considered for inclusion in the computation of basic earnings per unit. Under the two-class method, earnings per unit is calculated as if all of the earnings for the period were distributed under the terms of our agreement, regardless of whether the general partner has discretion over the amount of distributions to be made in any particular period, whether those earnings would actually be distributed during a particular period from an economic or practical perspective, or whether the general partner has other legal or contractual limitations on its ability to pay distributions that would prevent it from distributing all of the earnings for a particular period.
The two-class method does not impact our overall net income (loss) or other financial results; however, in periods in which aggregate net income exceeds our aggregate distributions for such period, it will have the impact of reducing net income per limited partner unit. This result occurs as a larger portion of our aggregate earnings, as if distributed, is allocated to the incentive distribution rights of the general partner, even though we make distributions on the basis of available cash and not earnings. In periods in which our aggregate net income does not exceed our aggregate distributions for such period, the two-class method does not have any impact on our calculation of earnings (losses) per limited partner unit.